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                                                              Exhibit 99.2

                             FOR IMMEDIATE RELEASE

AMERICAN REAL ESTATE INVESTMENT CORPORATION ANNOUNCES FOURTH QUARTER DIVIDEND

    Plymouth Meeting, Pennsylvania, February 18, 1998. American Real Estate Investment Corporation (AMEX: REA) (the "Company") announced today that its Board of Directors declared a dividend for the fourth quarter of 1997 of $.22 per common share payable on March 16, 1998 to shareholders of record on March 2, 1998. In a departure from prior policy of adjusting dividends quarterly, the Company announced its intention to adjust the amount of its quarterly dividend annually. Management currently anticipates that its policy will be to review its dividend payout at the end of the second quarter, at which time the Company will adjust the dividend amount to better reflect (i) the increase in earnings and cash flow expected from recent acquisitions and (ii) capital needs associated with future growth opportunities.

    Since its reorganization in December 1997, American Real Estate Investment Corporation has acquired 23 institutional quality office and industrial distribution properties totaling approximately 3.0 million square feet

    American Real Estate Investment Corporation, with headquarters in Plymouth Meeting, Pennsylvania and regional offices in Franklin Lakes, New Jersey and Allentown, Pennsylvania, is a fully-integrated self-administered and self-managed real estate investment trust (REIT) focusing on office and industrial properties in the Mid-Atlantic and Northeast states. Upon the completion of recently announced acquisitions, the Company will own 43 properties totaling approximately 4.9 million square feet.

    This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief of current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and the result and the effect of legal proceedings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's Form 10-KSB and quarterly reports on Form 10-QSB.

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